As filed with the Securities and Exchange Commission on April 12, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	90-0814124 (I.R.S. Employer Identification No.)

9171 Towne Centre Drive, Suite 440
San Diego, California 92122
(Address of principal executive offices) (Zip Code)

Innovus Pharmaceuticals, Inc. Amended and Restated
2016 Equity Incentive Plan
  (Full title of the plan)

Randy Berholtz, Executive Vice President,
Corporate Development and General Counsel
Innovus Pharmaceuticals, Inc.
9171 Towne Centre Drive, Suite 440
San Diego, California 92122
 (Name and address of agent for service)

(858) 964-5123
 (Telephone number, including area code, of agent for service)

With a copy to:
Daniel W. Rumsey
Disclosure Law Group,
One America Plaza
600 West Broadway Suite 700
San Diego, CA 92101
(619) 272-7062

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the Amended and Restated 2016 Equity Incentive Plan(3)	5,663,199	$0.10125	$573,399	$66.46
Total

(1)
Pursuant to Rule 416 (c) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock that may become issuable under the Amended and Restated 2016 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the OTCQB tier of the OTC Marketplace on April 11, 2017.

(3)
Represents shares of Registrant’s common stock that were added to the shares authorized for issuance under the “evergreen” provision included in the Amended and Restated 2016 Equity Incentive Plan. Pursuant to such “evergreen” provision, on January 1 of each year, from January 1, 2017 to January 1, 2026, the number of shares authorized for issuance under the Amended and Restated 2016 Equity Incentive Plan can be increased by the lesser of: (a) 4% of the number of shares of Registrant’s common stock issued and outstanding on a fully-diluted basis as of the close of business on the immediately preceding December 31 or (b) a number of shares of Registrant’s common stock set by the board of directors.

INCORPORATION OF DOCUMENTS BY REFERENCE

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same Amended and Restated 2016 Equity Incentive Plan is effective.

The Registrant previously registered shares of its common stock for issuance under the Amended and Restated 2016 Equity Incentive Plan under Registration Statement on Form S-8 filed with the Securities Exchange Commission (the “Commission”) on November 28, 2016 (File No. 333-214821). Pursuant to General Instructions E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registrations Statement referenced above.

Item 8.  Exhibits.

Exhibit	Description
4.01(1)	Amended and Restated Articles of Incorporation of Innovus Pharmaceuticals, Inc. dated October 10, 2016
4.02(2)	Amended and Restated Bylaws of Innovus Pharmaceuticals, Inc. dated October 10, 2016
4.03(3)	Innovus Pharmaceuticals, Inc. Amended and Restated 2016 Equity Incentive Plan
5.1*	Opinion of Randy Berholtz, Executive Vice President, Corporate Development and General Counsel, Innovus Pharmaceuticals, Inc.
23.1*	Consent of Hall and Company

(1)
Previously filed as Exhibit 4.01 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on November 28, 2016, and incorporated herein by reference.
(2)
Previously filed as Exhibit 4.02 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on November 28, 2016, and incorporated herein by reference.
(3)
Previously filed as Exhibit 4.03 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on November 28, 2016, and incorporated herein by reference.
‘*’ filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on April 12, 2017.

INNOVUS PHARMACEUTICALS, INC.

By:	/s/ Robert E. Hoffman
Robert E. Hoffman
Executive Vice President, and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Hoffman his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signatures	Title	Date

/s/ Bassam Damaj	Chief Executive Officer, President and Director (Principal executive officer)	April 12, 2017
Bassam Damaj

/s/ Robert E. Hoffman	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	April 12, 2017
Robert E. Hoffman

/s/ Henry Esber	Director	April 12, 2017
Henry Esber

/s/ Ziad Mirza	Director	April 12, 2017
Ziad Mirza

/s/ Vivian Liu	Director	April 12, 2017
Vivian Liu

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Randy Berholtz, Executive Vice President, Corporate Development and General Counsel, Innovus Pharmaceuticals, Inc.
23.1	Consent of Hall and Company